Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of U.S. Gold Corp. on Form S-1 (File No. 333-239146 and 333-253168) and on Form S-3 (File No. 333-239062 and 3333-253165) of our report dated July 29, 2021, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of U.S Gold Corp. as of April 30, 2021 and 2020 and for each of the two years in the period ended April 30, 2021, which report is included in this Annual Report on Form 10-K of U.S Gold Corp. for the year ended April 30, 2021.

/s/ Marcum llp

Marcum llp
New York, NY
July 29, 2021